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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 9, 2009

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32363	58-2332639
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 North Church Street
Spartanburg, South Carolina 29306

(Address of principal executive offices) (Zip Code)

(864) 342-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Settlement of Georgia Class Action Lawsuit

On February 9, 2009, Advance America, Cash Advance Centers, Inc. (the “Company”) and Tahisha King and James E. Strong, the class representatives in the class action lawsuit of King and Strong v. Advance America, Cash Advance Centers of Georgia, Inc., entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) for the purpose of resolving all claims in connection with extending, marketing or servicing any loan in Georgia.  The Settlement Agreement is subject to court approval and certain other conditions before it becomes final.

Pursuant to the terms of the Settlement Agreement and subject to court approval, the parties to the litigation have, without admitting fact, fault, or liability, agreed to the following and other terms and conditions:

•                  The Company will make a minimum payment of approximately $2.0 million from which (1) a settlement pool will be established to cover payment of claims; and (2) payment of plaintiffs’ attorney fees and other costs and fees related to the litigation and settlement administration will be made.

•                  The value of individual claims made will vary between $30 and $90.  Class members will be notified of the settlement by direct mail and will be given 30 days to opt out of the settlement.  A claim notice will then be sent to class members who did not opt out and they will be given 30 days to submit a claim to receive payment from the settlement fund.

•                  If claims made plus costs exceed approximately $2.0 million, the Company will be required to pay additional funds into the settlement pool up to an aggregate cap of approximately $3.7 million.

•                  If claims made plus applicable costs are less than the minimum payment, then the court will distribute the balance of the minimum payment to a charitable organization of the court’s choosing.  If claims made plus costs are greater than the aggregate cap, then claims will be prorated so as not to exceed the aggregate cap.

•                  The Company and all other named defendants will be released of any and all claims in connection with originating, marketing, or servicing any loan in Georgia.

The Company has reserved approximately $2.0 million for the settlement of the Georgia class action lawsuit, which resulted in a charge against earnings in the fourth quarter of 2008.

New Hampshire Closings

On December 9, 2008, the Company requested assurances from the New Hampshire State Banking Department (the “Banking Department”) that no actions would be taken against the Company for offering a new line of credit product to New Hampshire consumers beginning in January 2009.  On January 6, 2009, the Banking Department responded that it could not provide the assurances sought by the Company.  As a result, the Company immediately discontinued offering the line of credit product in New Hampshire.  Pursuant to an order issued by the Bank Commissioner on January 15, 2009, the Company can seek repayment of the principal amounts borrowed by consumers from January 1, 2009 through January 6, 2009 under the line of credit product.  Although the Company continues to believe that the line of credit product is legal under New Hampshire law, on February 9, 2009, the Company announced its decision to close all centers it has operated in New Hampshire.

For the twelve months ended December 31, 2008, total revenues generated from the Company’s operations in New Hampshire was approximately $8.1 million.  For the twelve months ended December 31, 2008, the center gross profit from the Company’s operations in New Hampshire was $3.4 million.  The Company estimates that the costs associated with closing its operations in New Hampshire will be approximately $1.2 million, with approximately $0.7 million being recognized in the fourth quarter of 2008.

Effective Tax Rate

Due in part to the one-time charges resulting from the settlement of the Georgia class action lawsuit and New Hampshire closings, and primarily due to government affairs expenditures related to ballot initiatives in Ohio and Arizona during 2008, which are not deductible for tax purposes, the Company expects to have a higher effective tax rate for 2008 than in prior years.  The Company expects its effective income tax rate for the full year 2008 to be 46.6%, approximately 340 basis points higher than the effective tax rate reported for the first nine months of 2008.

On February 9, 2009, the Company issued a press release, a copy of which is filed herewith as Exhibit 99.1 to this Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release, dated February 9, 2009, of Advance America, Cash Advance Centers, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 10, 2009

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy
Chief Financial Officer and Executive Vice President

Exhibit
Number	Description

99.1	Press Release, dated February 9, 2009, of Advance America, Cash Advance Centers, Inc.